Exhibit 23.1





                         CONSENT OF INDEPENDENT AUDITORS





Board of Directors
Radica Games Limited

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Radica Games Limited of our report dated February 13, 2004, with respect to the consolidated balance sheets of Radica Games Limited as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 20-F of Radica Games Limited.

Our report refers to a change of accounting for goodwill in 2002.



/s/ KPMG

Hong Kong
January 21, 2005